                                               Filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-107806
                                                 Registration No. 333-107806-01
                                 Zero Coupon Senior Exchangeable Notes Due 2023
                                                          CUSIP No. 629568 AJ 5


                            NABORS INDUSTRIES, INC.
                             NABORS INDUSTRIES LTD.

                PROSPECTUS SUPPLEMENT NO. 6 DATED MARCH 31, 2004
                      TO PROSPECTUS DATED AUGUST 21, 2003

            This prospectus supplement supplements the prospectus dated August 21, 2003 of Nabors Industries, Inc. and Nabors Industries Ltd., as supplemented on September 23, 2003, November 3, 2003, December 12, 2003, January 21, 2004 and February 23, 2004 relating to the resale from time to time by selling securityholders of Nabors Industries, Inc.'s Zero Coupon Senior Exchangeable Notes Due 2023. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, as supplemented, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

            The selling securityholders table on pages 43-45 of the prospectus is amended by this supplement no. 6 to add the following entities as selling securityholders:

                                                                    PRINCIPAL AMOUNT
                                                                  AT MATURITY OF NOTES              PERCENTAGE OF
SELLING SECURITYHOLDER                                       BENEFICIALLY OWNED AND OFFERED       OUTSTANDING NOTES
----------------------                                       ------------------------------       -----------------
The Animi Master Fund, Ltd.(1)                                   $       2,000,000                        *
Gaia Offshore Master Fund Ltd.(2) (3)                            $      10,400,000                      1.49%
Lyxor/Gaia II Fund Ltd.(2) (3)                                   $       3,250,000                        *
United Capital Management, Inc. (1)                              $         250,000                        *


         INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is March 31, 2004.





-----------------
* Less than 1%.
(1) The securityholder has informed us that there is no natural person with voting or investment power over the respective notes.
(2) Includes amounts previously set forth in the selling securityholders table included in the prospectus dated August 21, 2003.
(3) The securityholder has informed us that James F. O'Brien has voting or investment power over the respective notes.